Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2016 THIRD QUARTER RESULTS

(Tampa, FL, November 8, 2016) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and nine months ended October 2, 2016.

Executive Summary

•
Net sales increased $13.9 million, or 3% compared to the third quarter of 2015, to $489.6 million. Excluding foreign exchange, net sales would have increased 5%. Excluding foreign exchange and adjusting for the sale of MAL[1], net sales would have increased 8%.

•	Net income attributable to Masonite increased $48.3 million to $32.0 million in the third quarter of 2016.

•	Adjusted EBITDA[2] increased $14.6 million, or 29%, to $65.1 million. Adjusted EBITDA margin[2] increased to 13.3% in the third quarter of 2016.

•	Diluted earnings per share of $1.03 compares to $(0.54) in the third quarter of 2015.

•	Adjusted earnings per diluted share[2] of $0.89 compares to $0.62 in the third quarter of 2015.

•	In the third quarter of 2016, Masonite repurchased $44 million of shares.

•	Announced a restructuring plan to close one manufacturing facility as part of the transformation plan for our Architectural business segment.

“We delivered our tenth consecutive quarter of double digit adjusted EBITDA growth with positive performance in all three reportable segments. At 12.9%, our year to date adjusted EBITDA margin is the highest it has been since 2009,” said Fred Lynch, President and CEO. “Our strategic initiatives and purposeful investments are reflected in our solid performance.”

1 Masonite (Africa) Limited (MAL) was deconsolidated in 4Q15 and subsequently divested in 3Q16
2 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation of non-GAAP measures.

Third Quarter 2016 Discussion
Net sales increased 3% to $490 million in the third quarter of 2016, from $476 million in the comparable period of 2015. The increase was primarily due to a 4% increase in sales volumes and 1% improvement in average unit price, which offset 2% of negative foreign exchange. In addition to the foreign exchange impact, net sales in the prior year period included $13 million from MAL. Adjusting for those sales in the prior year period, net sales would have increased 8%.

•
North American Residential net sales were $338 million, an 11% increase over the third quarter of 2015, driven primarily by a 13% increase in sales volume, which was offset partially by 2% lower average unit price due to continued relative strength in the interior door category, which carries lower average selling prices.

•
Europe net sales were $70 million, an 11% decrease from the third quarter of 2015, due to 12% of negative foreign exchange. Average unit price increased 11% due to continued strength at Door Stop International, which specializes in entry door systems, largely offset by a decline in volume and components sales related to new housing market uncertainty post Brexit.

•	Architectural net sales were $77 million, a 3% increase over the third quarter of 2015, driven primarily by a 5% improvement in average unit price partially offset by a 3% decline in sales volume.

Total company gross profit increased 19% to $104 million in the third quarter of 2016, from $88 million in the third quarter of 2015. Gross profit margin increased 280 basis points to 21.2%, primarily due to the favorable impact of volume leverage on our fixed costs, higher average unit prices and lower commodities costs.

Selling, general and administrative expenses (SG&A) increased 6% to $63 million in the third quarter of 2016 and SG&A as a percentage of net sales was 12.9%, a 40 basis point increase versus the comparable year period. The increase in SG&A was largely attributable to higher personnel costs, including wage inflation and an increase in share based compensation expense of $1.9 million. These increases were partially offset by the favorable impact of foreign exchange and a decrease related to the timing of marketing expenses.

Net income (loss) attributable to Masonite increased $48.3 million to $32.0 million in the third quarter of 2016, from $(16.3) million in the comparable 2015 period. Adjusted EBITDA increased 29% to $65.1 million for the third quarter of 2016, from $50.5 million in the comparable 2015 period.

Diluted earnings per share were $1.03 in the third quarter of 2016 compared to $(0.54) in the comparable 2015 period. Adjusted earnings per share were $0.89 in the third quarter of 2016 compared to $0.62 in the comparable 2015 period. Adjusted earnings per share excludes a $4.4 million gain net of tax in the third quarter of 2016 related to the sale of our MAL business and a $35.9 million loss net of tax in the third quarter of 2015 related to the sale of our France business.

Masonite repurchased approximately 657,000 shares of stock in the third quarter, at an average price of $66.36, or $44 million.

Year to date 2016
Net sales increased 8% to $1,493 million in the first nine months of 2016, from $1,387 million in the comparable period of 2015. The increase was primarily due to a 7% increase in sales volumes and a 3% improvement in average unit prices, partially offset by 2% of negative foreign exchange. In addition to the foreign exchange impact, net sales in the prior year period included $37 million from MAL. Adjusting for those sales in the prior year period, net sales would have increased 13%.

•
North American Residential net sales were $1,015 million, a 15% increase over the first nine months of 2015, driven by a 15% increase in sales volumes. A 2% improvement in average unit price was offset by 2% negative foreign exchange. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 17%.

•
Europe net sales were $233 million, a 1% increase over the first nine months of 2015. Excluding foreign exchange, net sales would have increased 7%, driven primarily by a 9% improvement in average unit price partially offset by 2% lower sales volumes.

•	Architectural net sales were $228 million, a 5% increase over the first nine months of 2015, driven primarily by 2% higher average unit price and 2% higher sales volumes.

Total company gross profit increased 22% to $313 million in the first nine months of 2016, from $256 million in the first nine months of 2015. Gross profit margin increased 250 basis points to 21.0% due to increases in average unit price, lower commodities costs and favorable fixed cost leverage due to higher volumes.

Selling, general and administrative expenses (SG&A) increased 12% to $197 million in the first nine months of 2016 and SG&A as a percentage of net sales was 13.2%, a 50 basis point increase versus the comparable year period. Higher SG&A was driven primarily by higher personnel costs and professional fees related to investments in IT and digital initiatives, as well as higher share based compensation expense. Foreign exchange benefited SG&A expense by 2%.

Net income (loss) attributable to Masonite increased $117.1 million to $83.2 million in the first nine months of 2016, from $(33.9) million in the comparable 2015 period. Included in net income is the previously disclosed $6.5 million income tax benefit in 2016 as a result of adopting new accounting standards related to share based compensation transactions.

Adjusted EBITDA increased 30% to $191.9 million for the first nine months of 2016, from $147.4 million in the comparable 2015 period.

Diluted earnings per share were $2.66 in the first nine months of 2016 compared to $(1.12) in the comparable 2015 period. Adjusted earnings per share increased $1.52 to $2.47 in the first nine months of 2016 compared to $0.95 in the comparable 2015 period.

During the first nine months of 2016 the company repurchased approximately 1.4 million shares of stock at an average price of $65.75, or $90 million.

Subsequent Event
Today we announced a plan to close one manufacturing facility in the Architectural segment which is expected to improve our cost structure, expand operational efficiencies and align our plant optimization portfolio. These actions are expected to be completed by the end of third quarter of 2017. Total restructuring costs associated with the restructuring plan are expected to be $4.8 million.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 9, 2016. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website under Investors > Events & Presentations. The webcast can be directly accessed at: Q3'16 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through November 23, 2016. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13647756.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 8,000 customers in 73 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our long term growth framework, housing and other markets, and the effects of our strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; the United Kingdom referendum to exit the European Union; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The tables below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries and loss on extinguishment of debt, net of related tax expense (benefit). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Third quarter 2015 net sales	$304.2	$78.4	$74.1	$19.0	$475.7
Volume*	40.2	(4.9)	(2.2)	(13.3)	19.8	4.2%
Average unit price	(5.2)	8.5	3.8	—	7.1	1.5%
Components and other	—	(2.4)	0.9	(0.4)	(1.9)	(0.4)%
Foreign exchange	$(1.5)	$(9.6)	$—	$—	$(11.1)	(2.3)%
Third quarter 2016 net sales	$337.7	$70.0	$76.6	$5.3	$489.6
Year over year growth, net sales	11.0%	(10.7)%	3.4%	(72.1)%	2.9%

Third quarter 2015 Adjusted EBITDA	$43.9	$5.9	$6.1	$(5.5)	$50.5
Third quarter 2016 Adjusted EBITDA	55.6	7.9	7.2	(5.7)	65.1
Year over year growth, Adjusted EBITDA	26.7%	33.9%	18.0%	nm	28.9%

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Year to date 2015 net sales	$882.3	$230.5	$217.0	$56.7	$1,386.5
Volume*	132.8	(3.6)	4.1	(38.9)	94.4	6.8%
Average unit price	14.8	21.4	5.1	—	41.3	3.0%
Components and other	0.6	(0.9)	2.8	0.1	2.7	0.2%
Foreign exchange	$(15.9)	$(14.6)	$(1.3)	$(0.2)	$(32.0)	(2.3)%
Year to date 2016 net sales	$1,014.6	$232.8	$227.7	$17.7	$1,492.9
Year over year growth, net sales	15.0%	1.0%	4.9%	(68.8)%	7.7%

Year to date 2015 Adjusted EBITDA	$119.9	$20.6	$18.4	$(11.5)	$147.4
Year to date 2016 Adjusted EBITDA	162.7	30.9	19.3	(21.0)	191.9
Year over year growth, Adjusted EBITDA	35.7%	50.0%	4.9%	nm	30.2%
(*) Includes the incremental impact of acquisitions and dispositions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Net sales	$489,647	$475,650	$1,492,937	$1,386,543
Cost of goods sold	385,845	388,141	1,179,786	1,130,691
Gross profit	103,802	87,509	313,151	255,852
Gross profit as a % of net sales	21.2%	18.4%	21%	18.5%

Selling, general and administration expenses	63,017	59,590	196,876	176,569
Selling, general and administration expenses as a % of net sales	12.9%	12.5%	13.2%	12.7%

Restructuring costs	215	1,139	131	4,483
Asset impairment	—	9,439	—	9,439
Loss (gain) on disposal of subsidiaries	(5,144)	29,721	(6,575)	29,721
Operating income (loss)	45,714	(12,380)	122,719	35,640
Interest expense (income), net	6,985	7,179	21,150	25,719
Loss on extinguishment of debt	—	—	—	28,046
Other expense (income), net	(1,199)	(1,720)	(1,214)	(3,539)
Income (loss) from continuing operations before income tax expense (benefit)	39,928	(17,839)	102,783	(14,586)
Income tax expense (benefit)	6,526	(2,510)	15,591	15,767
Income (loss) from continuing operations	33,402	(15,329)	87,192	(30,353)
Income (loss) from discontinued operations, net of tax	(236)	(192)	(608)	(661)
Net income (loss)	33,166	(15,521)	86,584	(31,014)
Less: net income (loss) attributable to non-controlling interest	1,157	762	3,392	2,879
Net income (loss) attributable to Masonite	$32,009	$(16,283)	$83,192	$(33,893)

Earnings (loss) per common share attributable to Masonite:
Basic	$1.05	$(0.54)	$2.73	$(1.12)
Diluted	$1.03	$(0.54)	$2.66	$(1.12)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$1.06	$(0.53)	$2.75	$(1.10)
Diluted	$1.03	$(0.53)	$2.68	$(1.10)

Shares used in computing basic earnings per share	30,416,648	30,351,707	30,496,404	30,218,023
Shares used in computing diluted earnings per share	31,173,776	30,351,707	31,257,009	30,218,023

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	October 2, 2016	January 3, 2016
Current assets:
Cash and cash equivalents	$48,424	$89,187
Restricted cash	12,196	12,645
Accounts receivable, net	268,532	224,976
Inventories, net	239,359	208,393
Prepaid expenses	20,811	21,983
Income taxes receivable	1,550	1,762
Total current assets	590,872	558,946
Property, plant and equipment, net	538,011	534,234
Investment in equity investees	8,532	18,811
Goodwill	123,646	128,170
Intangible assets, net	199,490	225,932
Long-term deferred income taxes	10,255	16,899
Other assets, net	17,497	16,157
Total assets	$1,488,303	$1,499,149

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$100,104	$96,480
Accrued expenses	127,919	136,029
Income taxes payable	1,278	9
Total current liabilities	229,301	232,518
Long-term debt	470,666	468,856
Long-term deferred income taxes	64,613	98,682
Other liabilities	38,939	43,527
Total liabilities	803,519	843,583
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 30,055,649 and 30,427,865 shares issued and outstanding as of October 2, 2016, and January 3, 2016, respectively	656,052	663,600
Additional paid-in capital	228,636	231,363
Accumulated deficit	(87,725)	(144,628)
Accumulated other comprehensive income (loss)	(126,550)	(107,948)
Total equity attributable to Masonite	670,413	642,387
Equity attributable to non-controlling interests	14,371	13,179
Total equity	684,784	655,566
Total liabilities and equity	$1,488,303	$1,499,149

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Net income (loss) attributable to Masonite	$32,009	$(16,283)	$83,192	$(33,893)

Add: Asset impairment	—	9,439	—	9,439
Add: Loss (gain) on disposal of subsidiaries	(5,144)	29,721	(6,575)	29,721
Add: Loss on extinguishment of debt	—	—	—	28,046
Tax impact of adjustments	737	(3,248)	737	(3,248)
Adjusted net income (loss) attributable to Masonite	$27,602	$19,629	$77,354	$30,065

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$1.03	$(0.54)	$2.66	$(1.12)
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$0.89	$0.62	$2.47	$0.95

Shares used in computing diluted EPS	31,173,776	30,351,707	31,257,009	30,218,023
Incremental shares issuable under share compensation plans and warrants	—	1,381,610	—	1,405,923
Shares used in computing diluted Adjusted EPS	31,173,776	31,733,317	31,257,009	31,623,946

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For any periods presented which result in a net loss, no potential common shares relating to our equity awards were included in the computation of diluted loss per share, as their effect would have been anti-dilutive given our net loss position for those periods.

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended October 2, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$55,648	$7,933	$7,229	$(5,703)	$65,107
Less (plus):
Depreciation	7,666	1,952	2,242	2,135	13,995
Amortization	1,130	2,283	2,015	789	6,217
Share based compensation expense	—	—	—	3,412	3,412
Loss (gain) on disposal of property, plant and equipment	552	142	4	—	698
Restructuring costs	—	—	—	215	215
Loss (gain) on disposal of subsidiaries	—	—	—	(5,144)	(5,144)
Interest expense (income), net	—	—	—	6,985	6,985
Other expense (income), net	—	53	—	(1,252)	(1,199)
Income tax expense (benefit)	—	—	—	6,526	6,526
Loss (income) from discontinued operations, net of tax	—	—	—	236	236
Net income (loss) attributable to non-controlling interest	926	—	—	231	1,157
Net income (loss) attributable to Masonite	$45,374	$3,503	$2,968	$(19,836)	$32,009

Net sales to external customers	$337,713	$70,040	$76,578	$5,316	$489,647
Adjusted EBITDA Margin	16.5%	11.3%	9.4%	nm	13.3%

	Three Months Ended September 27, 2015
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$43,885	$5,941	$6,141	$(5,455)	$50,512
Less (plus):
Depreciation	7,683	2,107	2,081	2,683	14,554
Amortization	1,261	2,208	2,015	774	6,258
Share based compensation expense	—	—	—	1,490	1,490
Loss (gain) on disposal of property, plant and equipment	213	14	59	5	291
Restructuring costs	2	219	—	918	1,139
Asset impairment	—	9,439	—	—	9,439
Loss (gain) on disposal of subsidiaries	—	29,721	—	—	29,721
Interest expense (income), net	—	—	—	7,179	7,179
Other expense (income), net	—	77	—	(1,797)	(1,720)
Income tax expense (benefit)	—	—	—	(2,510)	(2,510)
Loss (income) from discontinued operations, net of tax	—	—	—	192	192
Net income (loss) attributable to non-controlling interest	696	—	—	66	762
Net income (loss) attributable to Masonite	$34,030	$(37,844)	$1,986	$(14,455)	$(16,283)

Net sales to external customers	$304,158	$78,403	$74,114	$18,975	$475,650
Adjusted EBITDA Margin	14.4%	7.6%	8.3%	nm	10.6%

	Nine Months Ended October 2, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$162,689	$30,890	$19,332	$(21,047)	$191,864
Less (plus):
Depreciation	23,712	6,508	6,825	6,333	43,378
Amortization	3,513	7,072	6,226	2,388	19,199
Share based compensation expense	—	—	—	11,922	11,922
Loss (gain) on disposal of property, plant and equipment	842	173	106	(31)	1,090
Restructuring costs	—	21	—	110	131
Loss (gain) on disposal of subsidiaries	—	(1,431)	—	(5,144)	(6,575)
Interest expense (income), net	—	—	—	21,150	21,150
Other expense (income), net	—	146	—	(1,360)	(1,214)
Income tax expense (benefit)	—	—	—	15,591	15,591
Loss (income) from discontinued operations, net of tax	—	—	—	608	608
Net income (loss) attributable to non-controlling interest	2,622	—	—	770	3,392
Net income (loss) attributable to Masonite	$132,000	$18,401	$6,175	$(73,384)	$83,192

Net sales to external customers	$1,014,615	$232,846	$227,736	$17,740	$1,492,937
Adjusted EBITDA Margin	16.0%	13.3%	8.5%	nm	12.9%

	Nine Months Ended September 27, 2015
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$119,945	$20,563	$18,356	$(11,507)	$147,357
Less (plus):
Depreciation	23,560	5,948	6,078	8,684	44,270
Amortization	3,659	4,054	6,117	2,414	16,244
Share based compensation expense	—	—	—	6,975	6,975
Loss (gain) on disposal of property, plant and equipment	743	33	112	(303)	585
Restructuring costs	8	2,414	—	2,061	4,483
Asset impairment	—	9,439	—	—	9,439
Loss (gain) on disposal of subsidiaries	—	29,721	—	—	29,721
Interest expense (income), net	—	—	—	25,719	25,719
Loss on extinguishment of debt	—	—	—	28,046	28,046
Other expense (income), net	—	205	—	(3,744)	(3,539)
Income tax expense (benefit)	—	—	—	15,767	15,767
Loss (income) from discontinued operations, net of tax	—	—	—	661	661
Net income (loss) attributable to non-controlling interest	2,457	—	—	422	2,879
Net income (loss) attributable to Masonite	$89,518	$(31,251)	$6,049	$(98,209)	$(33,893)

Net sales to external customers	$882,319	$230,502	$217,049	$56,673	$1,386,543
Adjusted EBITDA Margin	13.6%	8.9%	8.5%	nm	10.6%